Exhibit 99.1

For Immediate Release	Contact:	John E. Vollmer III
SVP-Corporate Development
Patterson-UTI Energy, Inc.
(214) 360-7800

Patterson-UTI Energy Announces First Quarter Results

Net Income Increases by 214 Percent on 32 Percent Increase in Revenues

Initiates Quarterly Cash Dividend and Declares Two-for-One Stock Split

     SNYDER, Texas – April 29, 2004 – PATTERSON-UTI ENERGY, INC. (Nasdaq: PTEN) today announced its financial results for the first quarter of 2004. Net income for the three months ended March 31, 2004 increased by 214 percent to $20.7 million, or $0.25 per share, from $6.6 million, or $0.08 per share for the first quarter of 2003. Revenues for the three-month period increased by 32 percent to $218.8 million, compared to revenues of $165.2 million for the quarter ended March 31, 2003.

     The Company also announced that its Board of Directors has approved the initiation of a quarterly cash dividend on its Common Stock as well as a two-for-one stock split in the form of a stock dividend. The stock dividend will be effective on June 30, 2004, for holders of record on the close of business on June 14, 2004. The cash dividends will aggregate $0.16 per share on an annual basis ($0.08 per share post-split) with the first quarterly dividend in the amount of $0.04 per share ($0.02 per share post-split) to be paid to holders of record on May 17, 2004 and paid on June 2, 2004.

     Cloyce A. Talbott, Patterson-UTI’s Chief Executive Officer, commented, “The long-term upward trend in drilling activity, which commenced in the second quarter of 2002, has continued in 2004. During the first quarter of 2004, we averaged 197 rigs operating, including 183 in the U.S. and 14 in Canada, compared to the fourth quarter of 2003 average of 191 rigs operating, including 179 in the U.S. and 12 in Canada. We are especially pleased that we were able to achieve this utilization level despite unusually inclement weather during the first quarter.

     “We estimate that our rig count will average approximately 200 rigs operating in April, including 196 in the U.S. and 4 in Canada. The Canadian rig count reflects the customary decline as a result of the spring breakup. During the week ended April 24, 2004, we averaged 207 rigs operating, including 204 in the U.S. and 3 in Canada. Customer inquiries remain strong, reflecting the impact of high natural gas prices and the expectation that such prices will continue, and for this reason, we expect our rig count will continue to increase throughout the year.

     “Each of our three smaller business units – pressure pumping, drilling fluids and E&P – also had strong performances that contributed to the successful first quarter,” Talbott added.

     Mark S. Siegel, Chairman of Patterson-UTI Energy, stated, “We ended the first quarter with approximately $92 million in cash and cash equivalents, $192 million in working capital, and no long-term debt, after having completed the acquisition of TMBR/Sharp Drilling during the quarter. We believe that the first quarter again demonstrates that our strategy – growth through selective acquisitions – continues to benefit our customers and reward our shareholders.”

     “Our confidence in the long-term strength of the Company and its earnings leverage, and the industry trend, is underscored by the action of our Board to initiate a quarterly cash dividend and declare a two-for-one stock split. We believe our successful operating results and the prospects for the industry will enable us to generate sufficient cash flow to fund our current needs and our expectations for further growth, while allowing us to return some of our earnings to our shareholder,” Siegel added.

     All references to “earnings per share” in this press release are diluted earnings per share as defined within the Statement of Financial Accounting Standards No. 128.

     The Company will hold its quarterly conference call to discuss first quarter results today at 10:00 a.m. Eastern (9:00 a.m. Central and 7:00 a.m. Pacific). This call is being webcast and can be accessed through Patterson-UTI’s website at www.patenergy.com or at www.streetevents.com in the Individual Investor Center. Replay of the conference call webcast will be available at these same sites until Thursday, May 13, 2004.

     About Patterson-UTI

     Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company owns 361 land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Louisiana, Mississippi, Colorado, Utah, Wyoming and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business that is based in Texas.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2004	2003
REVENUES	$218,779	$165,239
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and amortization)	153,286	126,894
Depreciation, depletion and amortization	27,283	24,136
Selling, general and administrative	6,798	6,894
Bad debt expense	90	80
Other	(1,188)	(2,609)

Total Costs and Expenses	186,269	155,395

OPERATING INCOME	32,510	9,844
OTHER INCOME (EXPENSE)
Interest expense	(76)	(72)
Interest income	251	260
Other	85	1,341

Total Other Income	260	1,529

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	32,770	11,373
INCOME TAXES	12,088	4,322

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	20,682	7,051
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, net of $287 income tax	—	(469)

NET INCOME	$20,682	$6,582

NET INCOME PER COMMON SHARE
BASIC:
Income before cumulative effect of change in accounting principle	$0.25	$0.09
Cumulative effect of change in accounting principle	—	(0.01)

Net Income	$0.25	$0.08

DILUTED:
Income before cumulative effect of change in accounting principle	$0.25	$0.09
Cumulative effect of change in accounting principle	—	(0.01)

Net Income	$0.25	$0.08

AVERAGE COMMON SHARES OUTSTANDING
Basic	81,874	80,163

Diluted	83,617	82,085

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended
	March 31,
	2004	2003
Contract Drilling:
Revenues	$179,175	$135,581
Direct operating costs (excluding depreciation and amortization)	$127,991	$106,428
Selling, general and administrative	$1,095	$1,135
Operating days	17,964	15,869
Average revenue per operating day	$9.97	$8.54
Average direct operating costs per operating day	$7.12	$6.71
Average margin per operating day	$2.85	$1.83
Number of owned rigs at end of period	361	331
Average number of rigs owned during period	353	329
Average rigs operating	197	176
Rig utilization percentage	56%	54%
Capital expenditures	$28,380	$13,539
Pressure Pumping:
Revenues	$14,250	$8,511
Direct operating costs (excluding depreciation)	$8,088	$5,006
Selling, general and administrative	$1,793	$1,511
Total jobs	1,688	1,061
Average revenue per job	$8.44	$8.02
Average costs per job	$4.79	$4.72
Average margin per job	$3.65	$3.30
Capital expenditures	$5,822	$3,713
Drilling and Completion Fluids:
Revenues	$18,139	$15,848
Direct operating costs (excluding depreciation and amortization)	$15,639	$14,381
Selling, general and administrative	$1,710	$1,777
Total jobs	518	486
Average revenue per job	$35.02	$32.61
Average costs per job	$30.19	$29.59
Average margin per job	$4.83	$3.02
Capital expenditures	$211	$131
Oil and Natural Gas Production and Exploration:
Revenues	$7,215	$5,299
Direct operating costs (excluding depreciation and depletion)	$1,568	$1,079
Selling, general and administrative	$413	$382
Capital expenditures	$3,532	$2,150
Corporate and Other:
Selling, general and administrative	$1,787	$2,089
Bad debt expense	$90	$80
Other	$(1,188)	$(2,609)
Total capital expenditures, excluding acquisitions	$37,945	$19,533

	March 31,	March 31,
	2004	2003
Selected Balance Sheet Data:
Cash and cash equivalents	$92,192	$70,796
Current assets	$309,876	$251,084
Total assets	$1,179,948	$966,235
Current liabilities	$117,483	$83,999
Long-term debt, less current maturities	$—	$—
Working capital	$192,393	$167,085